Exhibit 10.1

2 May 2008

By hand

Managing Director
Australian Executor Trustees Limited as custodian for the Causeway Australasian Private Debt Opportunities Fund

c/- Causeway Financial Services Pty Ltd

Level 21, Governor Macquarie Tower

1 Farrer Place

SYDNEY NSW 2000

Dear Sir,

Channell Bushman Pty Limited

Facility Agreement

We refer to the Facility Agreement (Facility Agreement) dated 3 October 2007 between Channell Bushman Pty Limited (Borrower), Australian Executor Trustees Limited as custodian for the Causeway Australasian Private Debt Opportunities Fund (Lender) and each entity listed in schedule 1 of that document (Guarantors).

Terms defined in the Facility Agreement have the same meaning when used in this letter agreement (unless the context requires otherwise).  The provision of clause 20.5 of the Facility Agreement is incorporated by reference into this letter agreement as if clause 20.5 is set out in full in this letter agreement.

This letter agreement is intended to record the terms upon which the parties to the Facility Agreement wish to amend the Facility Agreement.

1.             The Borrower will pay $338,000 to the Lender:

(a)          as consideration for the Lenders agreement to these amendments; and

(b)          to cure the existing default of the Borrowing Base Financial Covenant in clause 9.13(c) of the Facility Agreement.

The Borrower must pay the sum of $338,000 promptly following receipt of a duplicate of this letter duly executed by the Lender, and the amendments to the Facility Agreement set out in this letter agreement are conditional upon such payment being made.

2.             The Borrower will refinance and repay in full all of the Money Owing under or in connection with the Finance Documents within 180 days of 30 April 2008 or by 26 October 2008, whichever is the earlier.  Such refinancing will not be subject to a prepayment or other fee payable to the Lender.

3.             The Borrower will maintain a LVR of 74.00% from the date of this letter until the Money Owing is repaid in full,  as follows:

(a)           The LVR will tested on the last day of each calendar month, commencing on 30 April 2008 (Testing Date).  The Borrower must report details of the LVR as required by paragraph 3(d) below.

(b)           If, on any Testing Date which is 30 June 2008, 31 August 2008 or 30 September 2008, the LVR exceeds 74.00%, the Borrower must pay to the Lender the Reduction Amount, which amount shall be applied in prepayment of the Principal Outstanding under Tranche B. No Prepayment Fee or other fee is payable with respect to such prepayment.

(c)           In determining the LVR at any time, the principles set out in clause 9.15 of the Facility Agreement shall be applied, except that reference to clause 9.13 shall be deemed to be a reference to this paragraph 3.

(d)           In addition to the detail required in clause 9.10(c)(2) of the Facility Agreement, the Borrower must report within 21 days after the end of each calendar month the amount of the LVR for the relevant Testing Date and provide reasonably detailed calculations acceptable to the Lender.

(e)           If a Reduction Amount is payable, the Reduction Amount must be paid no later than 3 Business Days after the date on which the information required to be provided pursuant to paragraph 3(d) is delivered to the Lender.

(f)            The following definitions apply in this paragraph 3:

LVR means, on any Testing Date, the percentage (determined to four significant figures) calculated using the following formula:

Principal Outstanding x 100

PPE + Total Inventory + Total Receivables

PPE means, on any Testing Date, the value of the plant and equipment of the Obligors on that date.

Total Inventory means all goods held by an Obligor which have completed the manufacturing process and are ready for sale to customers of an Obligor and the raw materials owned by an Obligor to make such goods.

Total Receivables means all trade receivable which an Obligor acquires or originates in the ordinary course of its ordinary business.

Reduction Amount means the amount determined in accordance with the following formula:

[LVR-74.00] x $120,000,

but if the amount so determined is a negative number, the Reduction Amount shall be $0.

4.             In consideration of the Borrower entering into this letter agreement and making the payment required under paragraph 2, and subject to paragraph 5, the Lender agrees to waive:

(a)           the financial covenants set out in clauses 9.13 of the Facility Agreement;

(b)           the reporting requirements set out in clause 9.10(c)(2)(F), 9.10(d)(1)(A) and 9.10(d)(2) of the Facility Agreement; and

(c)           the repayment obligation set out in clause 5.1(b) of the Facility Agreement,

both as at the date of this letter agreement and in the future as they will be replaced by the Borrower’s commitment to maintain and report on an LVR of 74.00%.  This waiver is intended to take effect for the purposes of clause 19.6(a) of the Facility Agreement. This waiver is not (and will not be deemed to be) a waiver of any provision or condition of any Finance Document other than as expressly set out in this letter agreement.

5.             The undrawn portion of Tranche B as at 1 May 2008 is cancelled.  No further request for any Advance under Tranche B is permitted without the consent of the Lender.

6.             Subject to the above, the Lender and the Borrower ratify and confirm the Facility Agreement.

The Borrower represents and warrants to the Lender that this letter agreement constitute its valid and legally binding obligations, enforceable against it in accordance with its terms except to the extent limited by equitable principles and laws affecting creditors’ rights generally.

The parties agree that this letter agreement is a Finance Document for the purposes of the Facility Agreement and that a breach of any obligation under this letter agreement will constitute an Event of Default.

This letter may be executed in counterpart all of which will, when read together, constitute one and the same document.

This letter is governed by New South Wales law.

If the Lender is in agreement with the above terms, can you please sign and date the enclosed duplicate of this letter and return it to the Borrower.

Signed for and on behalf of the Borrower and each Guarantor by:
/s/ William H. Channell, Jr.	/s/ Chris Glenn
William H. Channell Jr.	Chris Glenn
Director	Director

cc.  Leo Leslie

Causeway Financial

Level 21, Governor Macquarie Tower
1 Farrer Place
Sydney NSW 2000

[On duplicate:

Acknowledged and agreed:

/s/ Glenn David White

Glenn David White
Manager Structured Finance
Authorised Representative

Australian Executor Trustees Limited as custodian for the Causeway Australasian Private Debt Opportunities Fund

Date:      May 2008]